Exhibit 99.1
APACHE COMPLETES ACQUISITION OF BP CANADA ASSETS
     Houston, Oct. 12, 2010 — Apache Corporation (NYSE, Nasdaq: APA) today announced that its subsidiary has completed its acquisition of substantially all of BP’s upstream natural gas business in western Alberta and British Columbia. The transaction is the second closing of Apache’s previously announced three-part acquisition of BP assets.
     Apache Canada Ltd. acquired assets with estimated proved reserves of 224 million barrels of oil equivalent (boe) and first-half 2010 net production of 46,500 boe per day. The acquisition includes 1.3 million net acres with significant positions in several emerging unconventional plays, including the Montney, Cadomin, Doigand coalbed methane.
     Apache Canada Ltd. paid $3.25 billion for the Canadian properties in a deposit paid July 30. The effective date of the transaction was July 1. Apache Canada Ltd. has received the required approvals from the Minister of Industry under the Investment Canada Act and from the Canadian Competition Bureau under the Competition Act. Apache Canada Ltd. will take over operations of the properties on Nov. 1. Certain rights of first refusal are pending and others are the subject of a court proceeding.
     In August, another Apache subsidiary completed its acquisition of all of BP’s oil and gas operations, acreage and infrastructure in the Permian Basin. Completion of Apache’s acquisition of BP assets in Egypt’s Western Desert is subject to normal regulatory approvals and conditions. Apache is financing the acquisitions with a combination of debt and equity securities as well as cash on hand.
     Apache Corporation is an oil and gas exploration and production company with operations in the United States, Canada, Egypt, the United Kingdom North Sea, Australia and

Argentina. From time to time, Apache posts announcements, updates and investor information, in addition to copies of all press releases, on its website, www.apachecorp.com.
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Forward-Looking Statements
     This news release contains certain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 including, without limitation, expectations, beliefs, plans and objectives regarding production and exploration activities. Any matters that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties, including, without limitation, risks, uncertainties and other factors discussed in our most recently filed Annual Report on Form 10-K, recent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K available on our website, http://www.apachecorp.com/, and in our other public filings and press releases. There is no assurance that Apache’s expectations will be realized, and actual results may differ materially from those expressed in the forward-looking statements. We assume no duty to update these statements as of any future date. However, readers should review carefully reports and documents that Apache files periodically with the Securities and Exchange Commission.